Exhibit (l)(1)

FORM OF TRUSTEE INDEMNIFICATION AGREEMENT

This Indemnification Agreement (the “Agreement”) is made as of the date set forth on the signature page by and between each of TIAA-CREF Funds (“TCF”), TIAA-CREF Life Funds (“TCLF”), College Retirement Equities Fund (“CREF”) and TIAA Separate Account VA-1 (“VA-1” and collectively, the “TC Fund Complex” or the “Funds”) and the member of the Funds’ Boards of Trustees and Management Committee, as applicable (collectively, the “Board”) whose name is set forth on the signature page (the “Trustee” and collectively with the other members of the Board, the “Trustees”).

WHEREAS, the Trustee is a trustee or manager of the Funds, and each Fund wishes that the Trustee continues to serve in that capacity;

WHEREAS, the organizational documents of each Fund (as amended, amended and restated, supplemented, or otherwise modified from time to time, the “Organizational Documents”) provide that such Fund shall indemnify the Trustee in accordance with the terms of such Organizational Documents and subject to applicable law; and

WHEREAS, the terms of the Organizational Documents of each Fund differ as to the indemnification rights and obligations arising thereunder; and

WHEREAS, the Board has determined that it is appropriate to enter into this Agreement in order to set forth separate and uniform contractual rights and obligations as to indemnification as to the Trustee, in the Trustee’s capacity as a member of the Board of the TC Fund Complex, notwithstanding any such differences in the terms of the indemnification provisions in the Organizational Documents of the Funds, subject only to the laws applicable to each Fund; and

WHEREAS, the indemnification rights and obligations set forth herein are intended to be in addition to, and not exclusive of, those in the Organizational Documents; and

WHEREAS, the establishment of such separate and contractual rights and obligations as to indemnification as provided herein is not in contravention of the Organizational Documents of the Funds;

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual agreements set forth herein, the parties hereby agree as set forth below.

1. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a) “Board” shall have the meaning set forth in the preamble to this Agreement.

(b) “Disabling Conduct” shall be as defined in Section 2 below.

(c) “Expenses” shall include without limitation all fees, costs, judgments, penalties, fines, amounts paid in settlement, and other liabilities incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, or acting as a witness in a Proceeding.

(d) “Final decision” or “final judgment” shall mean a final adjudication by court order or judgment of the court or other body before which a matter is pending.

(e) “Independent Counsel” shall mean a law firm, or a member of a law firm, that is experienced in matters of investment company law and neither at the time of designation is, nor in the five years immediately preceding such designation was, retained to represent (A) a Fund or a Trustee in any matter material to either, or (B) any other party to the Proceeding giving rise to a claim for indemnification or advancements hereunder. Notwithstanding the foregoing, however, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either a Fund or a Trustee in an action to determine a Trustee’s rights pursuant to this Agreement, regardless of when the Trustee’s act or failure to act occurred.

(f) “Independent Trustee” shall mean a trustee or manager of a Fund who is neither an “interested person” of such Fund as defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), nor a party to the Proceeding with respect to which indemnification or advances are sought.

(g) “Proceeding” shall include without limitation any threatened, pending or completed claim, action, suit, or other proceeding, whether civil, criminal, administrative or investigative, whether before any court or administrative or legislative body, to which the Trustee may be or may have been subject.

(h) The Trustee’s “service to a Fund” shall include without limitation the Trustee’s service as a trustee, officer, employee or agent of such Fund, and his or her service at the request of the Fund as a director, officer, employee or agent of another organization in which the Fund has an interest.

2. Indemnification. Each Fund shall indemnify and hold harmless the Trustee against any Expenses actually and reasonably incurred by the Trustee in any Proceeding arising out of or in connection with the Trustee’s service to such Fund, to the maximum extent permitted by the Delaware Statutory Trust Act (the “Delaware Law”) with respect to TCF and TCLF, the New York Business Corporation Law (“NYBCL”) with respect to VA-1, the New York Not-for-Profit Corporation Law (“NYNFPCL”) with respect to CREF, or the Investment Company Act, or other applicable law, subject to the conditions set forth in subparagraphs (a) and (b) below:

(a) Disabling Conduct. The Trustee shall be indemnified pursuant to this Section 2 against any Expenses unless: (i) the Trustee incurred such Expenses by reason of the Trustee’s willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his or her office as defined in Section 17(h) of the Investment Company Act; (ii) with respect to TCF and TCLF, the Trustee engaged in any act or omission that constitutes a bad faith violation of the implied contractual covenant of good faith and fair dealing as provided in Section 3806(e)

of the Delaware Law, if applicable; (iii) with respect to VA-1, the Trustee (a) engaged in any act which is found to have been committed in bad faith or was the result of active and deliberate dishonesty and was material to the cause of action so adjudicated or (b) personally gained in fact a financial profit or other advantage to which the Trustee was not legally entitled as provided in Section 721 of the NYBCL; or (iv) with respect to CREF, the Trustee (a) engaged in any act which is found to have been committed in bad faith or was the result of active and deliberate dishonesty and was material to the cause of action so adjudicated or (b) personally gained in fact a financial profit or other advantage to which the Trustee was not legally entitled as provided in Section 721 of the NYNFPCL (the conduct described in the foregoing clauses (i), (ii), (iii) or (iv) (as applicable) shall hereinafter be referred to as “Disabling Conduct”).

(b) Conditions to Indemnification. The Trustee shall be indemnified pursuant to this Section 2 if either:

(1) the court or other body before which the Proceeding relating to the Trustee’s liability is brought shall have rendered a final decision on the merits, finding that the Trustee is not liable, is not liable by reason of Disabling Conduct, and/or is entitled to indemnification;

(2) the Proceeding against the Trustee shall have been dismissed for insufficiency of evidence of any Disabling Conduct with which the Trustee has been charged; or

(3) in the absence of such a final decision, dismissal or withdrawal, a determination shall have been made that the Trustee is not liable by reason of Disabling Conduct, based upon a review of the available facts, by either the vote of a majority of a quorum of Independent Trustees or by Independent Counsel in a written opinion.

3. Advancement of Expenses. Each Fund shall promptly advance funds to the Trustee to cover any and all Expenses the Trustee incurs with respect to any Proceeding arising out of or in connection with the Trustee’s service to the Fund, to the fullest extent permitted by applicable law, subject to the provisions of subparagraphs (a) and (b) below.

(a) Affirmation of Conduct and Undertaking. A request by the Trustee for advancement of funds pursuant to this Section 3 shall be accompanied by the Trustee’s (or on the Trustee’s behalf) written undertaking to repay such advancements upon the occurrence of any of the events barring indemnification set forth in subparagraphs 2(a) and (b).

(b) Conditions to Advancement. Funds shall be advanced to the Trustee pursuant to this Section 3 if (1) the relevant Fund(s) is/are insured against losses arising by reason of any such lawful advancements to the Trustee; (2) a determination is made by the vote of a majority of a quorum of Independent Trustees, or by Independent Counsel in a written opinion, based on a review of the readily available facts then known (as opposed to a full trial-type inquiry), that there is reason to believe that the Trustee ultimately will be found to be entitled to indemnification pursuant to Section 1; or (3) in the absence of insurance or of such a determination by Independent Trustees or Independent Counsel, such undertaking as required by Paragraph 3(a) above is secured by a surety bond or other appropriate security provided by the Trustee. In any such determination by the Independent Trustees or Independent Counsel pursuant to subpart (2) of this subparagraph, the Trustee shall be afforded a rebuttable presumption that the Trustee did not engage in Disabling Conduct. Any determination regarding advancements of Expenses and indemnifications, including whether the process set forth in clause (1), (2) or (3) of the foregoing sentence will be utilized, shall be governed by the procedures set forth in Section 4 of this Agreement.

4. Procedure for Determination of Entitlement to Indemnification and Advancements. A request by the Trustee for indemnification or advancement of Expenses shall be made in writing, and shall be accompanied by such relevant documentation and information as is reasonably available to the Trustee. The Corporate Secretary of the relevant Fund(s) shall promptly advise the Board of such request.

(a) Methods of Determination. Upon the Trustee’s request for indemnification or advancement of Expenses, a determination with respect to the Trustee’s entitlement thereto shall be made: (i) by a quorum of the Board consisting of Independent Trustees, or (if such a quorum is not obtainable or such Independent Trustees so direct) by Independent Counsel, or (ii) by Independent Counsel; provided in any event that with regard to advancements no such determination shall be necessary if the Trustee has provided an adequate security interest in addition to his or her undertaking to repay (as required by Paragraph 3(a) above). The Trustee shall cooperate with the person or persons making such determination, including without limitation providing to such persons upon reasonable advance request any documentation or information that is not privileged or otherwise protected from disclosure and is reasonably available to the Trustee and reasonably necessary to such determination. Any Expenses incurred by the Trustee in so cooperating shall be borne by the relevant Fund(s), irrespective of the determination as to the Trustee’s entitlement to indemnification or advancement of Expenses.

(b) Independent Counsel. If the determination of entitlement to indemnification or advancement of Expenses is to be made by Independent Counsel, the Independent Counsel shall be selected by the Board, and the relevant Fund(s) shall give written notice to the Trustee advising the Trustee of the identity of the Independent Counsel selected. The Trustee may, within five days after receipt of such written notice, deliver to the Fund(s) a written objection to such selection. Such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirement of independence set forth in the definition of Independent Counsel in Section 1, and shall set forth with particularity the factual basis of such assertion. Upon receipt of such objection, the Board shall select another Independent Counsel.

If within fourteen days after submission by the Trustee of a written request for indemnification or advancement of expenses no such Independent Counsel shall have been selected by the Board (whether or not an objection by the Trustee is the cause of the delay), then either the relevant Fund(s) or the Trustee may petition a court of competent jurisdiction in Delaware (with respect to TCF or TCLF) or New York (with respect to CREF or VA-1), for the appointment as Independent Counsel of a person selected by the court or by such other person as the court shall designate, and the person with respect to whom an objection is favorably resolved or the person so appointed shall act as Independent Counsel.

The relevant Fund(s) shall pay all reasonable fees and Expenses charged or incurred by Independent Counsel in connection with his or her determinations pursuant to this Agreement, and shall pay all reasonable fees and Expenses incident to the procedures described in this paragraph, regardless of the manner in which such Independent Counsel was selected or appointed.

(c) Failure to Make Timely Determination. If the person or persons empowered or selected under subparagraphs (a) or (b) to determine whether the Trustee is entitled to indemnification or advancement of Expenses shall not have made such determination within thirty days after receipt by the relevant Fund(s) of the request therefore, the requisite determination of entitlement to indemnification or advancement of Expenses shall be deemed to have been made, and the Trustee shall be entitled to such indemnification or advancement, absent (i) an intentional misstatement by the Trustee of a material fact, or an intentional omission of a material fact necessary to make the Trustee’s statement not materially misleading, in connection with the request for indemnification or advancement of Expenses, or (ii) a prohibition of such indemnification or advancements under applicable law; provided, however, that such period may be extended for a reasonable period of time, not to exceed an additional thirty days, if the person or persons making the determination in good faith require such additional time to obtain or evaluate documentation or information relating thereto.

(d) Payment Upon Determination of Entitlement. If a determination is made pursuant to Sections 2, 3, and 4 (a) through (c) above that the Trustee is entitled to indemnification or advancement of Expenses, payment of any indemnification amounts or advancements owing to the Trustee shall be made within ten days after such determination (and, in the case of advancements of further Expenses, within ten days after submission of supporting information).

(e) Arbitration Upon Determination of Non-Entitlement. If a determination is made that the Trustee is not entitled to indemnification or advancement of Expenses pursuant to Sections 2 through 4(c) above, the Trustee shall be entitled to an adjudication of the Trustee’s entitlement to such indemnification or advancement by a single arbitrator appointed by the American Arbitration Association, New York City Office, in an arbitration conducted pursuant to that Association’s then-existing commercial arbitration rules. The Trustee shall commence such arbitration seeking an adjudication within one year following the date on which the Trustee receives the determination denying indemnification or advancement. In any such proceeding, the Trustee and the relevant Fund(s) shall be bound by the determination of the arbitrator, subject to rights of appeal to a court of competent jurisdiction to review such an arbitration award and to vacate such an award only on one or more of the bases set forth in Sections 10 and 11 of the Federal Arbitration Act, 9 U.S.C. Sections 10 and 11. The relevant Fund(s) shall advance the costs of such an arbitration to the American Arbitration Association but the arbitrator shall, as part of the award, make a final award of such costs (including arbitrator’s fees) to the prevailing party in the arbitration.

5. General Provisions.

(a) No Indemnification if Otherwise Reimbursed. In the event that the Trustee incurs Expenses in connection with a Proceeding (whether contemplated, threatened, pending, or completed) and amounts in respect of such Expenses are otherwise paid or advanced to the Trustee pursuant to the Organizational Documents of one or more Funds, any insurance policy, other agreement, resolution of the Board, vote of shareholders or participants, or otherwise, the relevant Fund(s) shall not be liable under this Agreement to make any payment of or advance to the Trustee amounts in respect of such Expenses which are duplicative of those already so paid or advanced. Such limitation shall apply irrespective of whether the Expenses for which reimbursement is sought pursuant to this Agreement would otherwise be deemed to be subject to reimbursement under this Agreement had amounts in respect of such Expenses not otherwise been paid or advanced by the relevant Fund(s) pursuant to a separate obligation.

(b) Continuation of Provisions. This Agreement shall be binding upon and inure to the benefit of all successors of each Fund, including without limitation any transferee of all or substantially all assets of the Fund and any successor by merger, consolidation, or operation of law, and shall inure to the benefit of the Trustee’s spouse, heirs, assigns, devisees, executors, administrators and legal representatives.

(c) Selection of Counsel. In choosing Counsel to represent him/her in any Proceeding for which indemnification is claimed, the Trustee agrees to take into consideration the expected Expenses associated with such representation and balance the goal of vigorously defending the Trustee with the expectation that such Expenses be reasonable. In that regard, unless there is a reasonable basis not to obtain joint representation, the Trustee shall seek joint representation by Counsel with other Trustee defendants in any such Proceeding to the extent such Trustees’ interests may be jointly represented by Counsel. Moreover, where the relevant Fund(s) and the Trustee are both defendants in a Proceeding and except in circumstances where there is a reasonable basis not to obtain joint representation, the Trustee and Fund(s) shall agree to be jointly represented by Counsel.

(d) D&O Insurance. For a period of six years after the Trustee has ceased to provide services to the relevant Funds, the Funds shall purchase and maintain in effect one or more policies of insurance which collectively provide limits of coverage for claims made against the Trustee in the event of the insolvency of the Funds which are consistent with the limits of coverage available for the Trustee in such circumstances when he or she ended service as the Trustee, unless (1) such insurance is not reasonably available, or (2) (i) the limits of coverage which the Trustee had upon the termination of his or her service as the Trustee is in excess of that provided to any of the current Trustees and (ii) the current Board provides the coverage to the Trustee at least equal to the highest limit available to those current Trustees.

(e) Subrogation. In the event of any payment by a Fund pursuant to this Agreement, the Fund shall be subrogated to the extent of such payment to all of the rights of recovery of the Trustee, who shall, upon reasonable written request by the Fund and at the Fund’s expense, execute all such documents and take all such reasonable actions as are necessary to enable the Fund to enforce such rights. Nothing in this Agreement shall be deemed to diminish or otherwise restrict the right of a Fund or the Trustee to proceed or collect against any insurers and to give such insurers any rights against the Funds under or with respect to this Agreement, including without limitation any right to be subrogated to the Trustee’s rights hereunder, unless otherwise expressly agreed to by a Fund in writing, and the obligation of such insurers to the Fund(s) and the Trustee shall not be deemed to be reduced or impaired in any respect by virtue of the provisions of this Agreement.

(f) Non-Exclusivity. Subject only to section 5(a) herein with respect to duplicative payment, the Trustee’s rights of indemnification and advancement of Expenses hereunder shall be in addition to, and not be deemed exclusive of any other rights to which the Trustee may at any time be entitled to under applicable law, the relevant Organizational Documents, any insurance policy, a vote of shareholders or participants (as applicable), a resolution of the Board, or otherwise.

(g) Notice of Proceedings. The Trustee shall promptly notify each Fund in writing upon being served with any summons, citation, subpoena, complaint, indictment, information or other document commencing any Proceeding which may be subject to indemnification or advancement of expense pursuant to this Agreement, but no delay in providing such notice shall in any way limit or affect the Trustee’s rights or the Fund’s obligations under this Agreement. Thereafter, the Trustee, and/or his/her Counsel, shall work with the representative(s) of the Funds to keep the Funds informed of the status of the Proceeding and the positions taken by the parties to the Proceeding as the matter progresses.

(h) Notices. All notices, requests, demands and other communications to a party pursuant to this Agreement shall be in writing, addressed to such party (and/or designated representative) at the address(es) specified on the signature page of this Agreement (or such other address as may have been furnished by such party by notice in accordance with this paragraph), and shall be deemed to have been duly given when delivered personally (with a written receipt signed by the addressee or his/her representative) or two days after being sent (1) by certified or registered mail, postage prepaid, return receipt requested, or (2) by nationally recognized overnight courier service.

(i) Severability. If any provision of this Agreement shall be held to be invalid, illegal, or unenforceable, in whole or in part, for any reason whatsoever, (1) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any Section of this Agreement containing any provision that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby, and (2) to the fullest extent possible, the remaining provisions of this Agreement shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

(j) Modification and Waiver. This Agreement supersedes any existing or prior agreement between the Funds and the Trustee pertaining to the subject matter of indemnification, advancement of expenses and insurance, but not any rights or obligations arising under the Organizational Documents of the relevant Fund, and any such superseded prior agreement shall be of no further force or effect. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all parties or their respective successors or legal representatives. Any waiver by either party of any breach by the other party of any provision contained in this Agreement to be performed by the other party must be in writing and signed by the waiving party or such party’s successor or legal representative, and no such waiver shall be deemed a waiver of similar or other provisions at the same or any prior or subsequent time.

(k) Obligations Several and Not Joint. The obligations of each Fund arising hereunder are several and not joint.

(l) Headings. The headings of the Sections of this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

(m) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original, and all of which when taken together shall constitute one document.

(n) Applicable Law. This Agreement shall be governed by and construed and enforce in accordance with the laws of the State of Delaware without reference to principles of conflict of laws of the State of Delaware.

(The remainder of this page has been left intentionally blank. The signature page follows.)

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth below.

Dated: May 14, 2020

TIAA-CREF Funds

By:
Name:
Title:

TIAA-CREF Life Funds

By:
Name:
Title:

College Retirement Equities Fund

By:
Name:
Title:

TIAA Separate Account VA-1

By:
Name:
Title:

Trustee of TIAA-CREF Funds, TIAA-CREF Life Funds and College Retirement Equities Fund and Manager of TIAA Separate Account VA-1

By:
Name: